UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2012

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Tuesday, May 1, 2012 at 10:00 a.m., Eastern Time, at the Cheer Building, located at the company’s headquarters, 1450 Beason Street, Baltimore, Maryland, for the following purposes:

1. To elect eight directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To approve, on an advisory basis, our executive compensation;

3. To approve an amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan related to performance based equity awards; and

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board of Directors, “FOR” the approval of our executive compensation, “FOR” the approval of an amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan related to performance based equity awards and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 17, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for 10 days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by indicating so on the Proxy Card or other voting instruction form that you have received. If you are a stockholder of record as of February 17, 2012, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

Kevin A. Plank
Chairman of the Board of Directors, Chief Executive Officer and President

Baltimore, Maryland

March 16, 2012

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 1, 2012

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Tuesday, May 1, 2012, at 10:00 a.m., Eastern Time, at the Cheer Building, located at the company’s headquarters, 1450 Beason Street, Baltimore, Maryland. We expect to first send or give this Proxy Statement, together with our 2011 Annual Report, to stockholders on approximately March 22, 2012.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230.

In this Proxy Statement, we refer to Under Armour, Inc. as Under Armour, we or us or the company.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2011 Annual Report, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 1, 2012

Our Proxy Statement and 2011 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on February 17, 2012, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 40,929,589 shares of Class A Stock and 11,100,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The approval of the amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting (provided that more than 50% of the shares entitled to vote are voted).

Voting Process

Shares that are properly voted at the Annual Meeting or for which Proxy Cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the eight nominees to the Board of Directors named herein, “FOR” the advisory approval of our executive compensation, “FOR” the approval of the amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through one of the methods described below.

How to Vote

You may vote your shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or your voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or your voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your proxy by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at http://investor.underarmour.com/annuals.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 1020 Hull Street, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with NYSE rules that govern banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, the advisory approval of our executive compensation and the approval of an amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from you) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting, except for the amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan, because they will not be counted as votes cast. The amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan will be approved if a majority of the votes cast at the Annual Meeting votes in favor of this plan, but only if more than 50% of the shares entitled to vote are voted. Because abstentions and broker non-votes are counted as present but not voted, they could have a negative effect on the outcome of this vote if they result in 50% or less of the shares entitled to vote being voted.

Householding

The SEC permits us to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A and Class B Stock by:

•	each director;

•	our Chief Executive Officer and the other executive officers named in the 2011 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 17, 2012. No shares in this table held by our directors or executive officers are pledged as security.

Beneficial Owner	Shares Owned	Restricted Shares Owned(1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding(2)	Percentage of Voting Shares(3)
Kevin A. Plank (4)	11,100,100			11,100,100	21.3%	73.1%
Byron K. Adams, Jr. (5)(6)	855		764	1,619	*	*
Douglas E. Coltharp (6)	28,500		8,964	37,464	*	*
Anthony W. Deering (6)	10,100		4,769	14,869	*	*
A.B. Krongard (6)	17,285		8,964	26,249	*	*
William R. McDermott (6)	0		8,964	8,964	*	*
Harvey L. Sanders (6)	43,500		8,964	52,464	*	*
Thomas J. Sippel (6)(7)	4,000		8,964	12,964	*	*
Brad Dickerson (8)	50		46,200	46,250	*	*
Kip J. Fulks (9)	45,100			45,100	*	*
Henry B. Stafford (10)	7,048	30,000	21,250	58,298	*	*
Mark Dowley (11)	0			0	*	*
All Executive Officers and Directors as a Group (6)(12)	13,305,378	60,500	150,303	13,516,181	26.0%	74.7%
5% Stockholders
Fidelity Management & Research Company (13)	5,363,572			5,363,572	10.3%	3.5%

*	Less than 1% of the shares.
(1)	Holders of restricted shares have sole voting power and, until the restrictions on the shares lapse, no investment power. Restricted share units, or RSUs, are not included pursuant to SEC disclosure rules because the shares are not issued until vesting.
(2)	The percentage of outstanding figure takes into account the 11,100,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than one percent, all executive officers and directors as a group, 5.9%, and Fidelity Management & Research Company, 13.2%.
(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting shares reflects the combined effects of both Class A Stock and Class B Stock.

(4)	Includes 100 shares of Class A Stock and 10,371,025 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust, 45,000 shares of Class B Stock held by Mr. Plank’s charitable foundation and 683,975 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by these companies. Because the 11,100,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 11,100,000 shares of Class A Stock into which the Class B Stock may be converted. Does not include RSUs with performance based vesting for 50,000 shares.
(5)	Does not include RSUs with performance based vesting for 30,000 shares, and RSUs for 45,000 shares.
(6)	Does not include deferred stock units, or DSUs, or RSUs held by directors. The RSUs for each director vest in full on the date of the 2012 Annual Meeting of Stockholders. The RSUs will be converted to DSUs on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Byron K. Adams, Jr.	8,887	1,158
Douglas E. Coltharp	9,026	1,158
Anthony W. Deering	9,541	1,158
A.B. Krongard	10,948	1,158
William R. McDermott	9,982	1,158
Harvey L. Sanders	10,360	1,158
Thomas J. Sippel	9,026	1,158

(7)	Does not include 683,975 shares of Class B Stock held by two limited liability companies controlled by Kevin A. Plank for which Mr. Sippel serves as manager. These shares are included in Mr. Plank’s beneficial ownership (see Note 4 above).
(8)	Does not include stock options for 2,800 shares and stock options with performance based vesting for 42,000 shares exercisable more than 60 days from the Record Date and RSUs with performance based vesting for 30,000 shares.
(9)	Does not include stock options for 50,000 shares and stock options with performance based vesting for 18,000 shares exercisable more than 60 days from the Record Date and RSUs with performance based vesting for 40,000 shares.
(10)	Does not include stock options for 63,750 shares exercisable more than 60 days from the Record Date and RSUs with performance based vesting for 21,000 shares.
(11)	Mr. Dowley resigned from the company effective May 1, 2011 and the information provided above speaks as of such date.
(12)	Includes shares shown as beneficially owned by the directors and executive officers as a group (16 persons). Does not include stock options for 131,050 shares and stock options with performance based vesting for 132,000 shares exercisable more than 60 days from the Record Date, RSUs for 47,000 shares and RSUs with performance based vesting for 264,000 shares.
(13)	According to their report on Schedule 13G, as of December 31, 2011, Fidelity Management & Research Company, or Fidelity, and certain affiliates of Fidelity, were deemed to beneficially own in the aggregate 5,363,572 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 164,059 shares and no power to vote 5,199,513 shares, and sole power to dispose of all of these shares. The principal business address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are eight nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Identifying and Evaluating Director Candidates” below.

Eight directors will be elected at the 2012 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Kevin A. Plank, Chairman of the Board, Chief Executive Officer and President of Under Armour, Inc., age 39, is the founder of Under Armour and has served as our Chairman of the Board of Directors and Chief Executive Officer since 1996 and as our President from 1996 to July 2008 and since August 2010. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc. and is a member of the Board of Trustees of the University of Maryland College Park Foundation. Mr. Plank’s brother is J. Scott Plank, our Executive Vice President of Business Development.

As our founder, leader and controlling stockholder since our inception in 1996 and the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Byron K. Adams, Jr., Chief Performance Officer of Under Armour, Inc., age 57, has been a director of Under Armour since September 2003 and our Chief Performance Officer since October 2011 with primary responsibility for the development of company-wide business strategy, human resources and organizational alignment and processes. Prior to joining our company, Mr. Adams founded and was a managing director of Rosewood Capital, LLC from 1985 to September 2011. Rosewood Capital was a private equity firm focused on consumer brands that, through its affiliates, was the institutional investor in our Company prior to our initial public offering. At Rosewood Capital, Mr. Adams was primarily responsible for assisting management teams in the development of their business strategies and organizations.

Mr. Adams’ qualifications to serve on our Board include his 26 years of experience with the private equity firm Rosewood Capital which invested in and advised consumer growth companies, and his most recent experience as a senior executive at our company with significant leadership responsibility including developing company-wide business strategy.

Douglas E. Coltharp, Executive Vice President and Chief Financial Officer, HealthSouth Corporation, age 50, has been a director of Under Armour since December 2004. Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007. Within the past five years, Mr. Coltharp served on the Board of Directors of Rue 21, Inc. and Ares Capital.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, HealthSouth Corporation, and as a partner in a financial advisory and private equity firm.

Anthony W. Deering, former Chief Executive Officer and Chairman, The Rouse Company, age 67, has been a director of Under Armour since August 2008. Mr. Deering is Chairman of Exeter Capital, LLC, a private investment firm. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly-traded national real estate company, from 1997 to 2004. With The Rouse Company since 1972, Mr. Deering previously served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves on the Board of Directors of Vornado Realty Trust, and is a member of its audit committee. Mr. Deering also serves on the Boards of the T. Rowe Price Mutual Funds (includes 62 mutual funds) and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Within the past five years, Mr. Deering served on the Board of Directors of Mercantile Bankshares Corporation.

Mr. Deering’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded company, The Rouse Company, including as Chief Financial Officer, Chief Operating Officer and for 7 years as Chief Executive Officer and Chairman of the Board.

A.B. Krongard, former Chief Executive Officer and Chairman, Alex.Brown, Incorporated, age 75, has been a director of Under Armour since July 2005 and Lead Director since May 2006. Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc. and is a member of its compensation and nominating and corporate governance committees and serves on the Board of Directors of Apollo Global Management and is a member of its audit committee. Mr. Krongard is also serving on the Global Board of the law firm DLA Piper. Within the past five years, Mr. Krongard served on the Board of Directors of PHH Corporation.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

William R. McDermott, Co-Chief Executive Officer and Executive Board Member, SAP AG, age 50, has been a director of Under Armour since August 2005. Since February 2010, Mr. McDermott has served as the Co-Chief Executive Officer and Executive Board Member of SAP AG. Prior thereto, he served as President of Global Field Operations and Executive Board Member of SAP AG and as Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation committee. Within the past five years, Mr. McDermott served on the Board of Directors of PAETEC Holding Corp.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP AG, as Co-Chief Executive Officer and Executive Board Member.

Harvey L. Sanders, former Chief Executive Officer and Chairman, Nautica Enterprises, Inc., age 62, has been a director of Under Armour since November 2004. Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as Chairman of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

Thomas J. Sippel, Partner, Gill Sippel & Gallagher, age 65, has been a director of Under Armour since July 2001. Mr. Sippel is a partner of the law firm Gill Sippel & Gallagher, where he has worked since 1975, specializing in corporate law, company formation and representation of businesses.

Mr. Sippel’s qualifications to serve on our Board include his 37 years of experience as a corporate lawyer advising businesses, including our company in its early stages of growth and development.

The Board of Directors recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors has eight members. Six directors are non-management directors, with the majority of our Board being independent directors.

Kevin Plank currently serves as Chief Executive Officer and Chairman of the Board for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 21% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our Board and the management of our business.

Lead Director

To further strengthen our corporate governance structure and provide independent oversight of our company, the Board has appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All eight directors attended our 2011 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management, our Senior Director of Risk Management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from our Senior Director of Risk Management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices. Our full Board periodically reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives.

Stock Ownership Guidelines

In November 2011, the Board adopted stock ownership guidelines to further align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines provide that executive officers should own company stock with a value at least equal to ten times annual base salary for the CEO, three times annual base salary for Executive Vice Presidents and one time annual base salary for all other executive officers. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. It is anticipated that executive officers should be able to achieve the stock ownership levels under these guidelines within five years and non-management directors within three years. The company’s stock ownership guidelines can be found on our website at www.uabiz.com, under “Investor Relations-Governance.”

Kevin Plank, the company’s Chief Executive Officer and Chairman of the Board, and our founder, currently has a base salary of only $26,000 (reduced in 2008 from $500,000), which was his approximate salary when he founded the company. He owns 11,100,100 shares of stock valued at more than $900 million as of the February 17, 2012 record date for the Annual Meeting of Stockholders, far above the multiple of ten times salary minimum ownership requirement, even assuming a significantly higher salary amount more typical for a Chief Executive Officer at a company of our size.

Independence of Directors

The Board has determined that the following five directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: Douglas E. Coltharp, Anthony W. Deering, A.B. Krongard, William R. McDermott and Harvey L. Sanders. The Board considered the following relationships when determining the independence of directors.

Mr. McDermott is the Co-Chief Executive Officer and Executive Board member of SAP AG. The company has a standard industry license agreement for SAP software. In 2011, we paid approximately $1.8 million to SAP in connection with the licensing of this software and related support services, or approximately one hundredth of one percent of SAP’s 2011 worldwide revenues of over €14.2 billion. The Board has determined that this relationship is an insignificant relationship that has no effect on Mr. McDermott’s independence.

Kevin Plank, our Chairman of the Board, Chief Executive Officer and President, and Byron K. Adams, Jr., our Chief Performance Officer, are not independent because they are members of management. Our Board has determined that Mr. Sippel is not independent because he provides personal legal services to Kevin Plank.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2011, there were six meetings of the Board. In 2011, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The table below provides current membership and meeting information for 2011 for each of the committees.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
Douglas E. Coltharp	X		X
Anthony W. Deering	X	X
A.B. Krongard	*X
William R. McDermott		X	*X
Harvey L. Sanders		*X	X
Total Meetings in 2011	8	8	4

*	Committee Chair

The functions performed by these committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each committee can be found on our website at www.uabiz.com, under “Investor Relations-Governance.” The Board has determined that each member of these committees is independent under NYSE listing standards.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the committee. The Audit Committee Report for 2011 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent and “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock units and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers.

Pursuant to its charter, the Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In November 2011, the committee engaged the services of Towers Watson to provide executive compensation consulting services to the committee. This consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the consultant collaborates with management to obtain data, provide background on compensation programs and practices, and clarify pertinent information. The committee obtained from the consultant competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation in 2011. The competitive market data was based on a peer group and Towers Watson’s published industry survey data. The committee has not relied on the consultant to determine or recommend the amount or form of executive compensation. The company did not retain Towers Watson to provide any other services to the company in 2011.

Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2011 is included under the “Compensation Committee Report” section of this Proxy Statement.

In 2011, the Compensation Committee reviewed the risks of our compensation policies and practices. The company’s Senior Director of Risk Management conducted a risk assessment of our compensation policies and practices for all employees and reviewed this assessment with the committee. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters. The committee also periodically reviews succession planning for our chief executive officer and other senior executive positions.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement. The Board has not established term limits for directors because of the concern that term limits may deprive the company and its shareholders of the contribution of directors who have been able to develop valuable insights into the company and its operations over time. Our corporate governance guidelines do provide that a director is expected not to stand for reelection after the age of 75. The Corporate Governance Committee recommended the Board nominate Mr. Krongard, who turned 75 in late 2011, for reelection to the Board based on his continued strong leadership and service on the Board both as Audit Committee Chairman and Lead Director, and the Board agreed with this recommendation.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity, including gender and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender and ethnicity. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee has authorized the chairman of the committee, in consultation with the CEO and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates as needed. The chairman of the committee reports periodically to the full committee on these efforts. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. The committee may use the services of a third party search firm to assist it in identifying and screening candidates.

In addition, the Corporate Governance Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the candidate to the chairman of the committee. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our bylaws include requirements for director nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this proxy statement.

Compensation of Directors

Retainers and Meeting Fees

The compensation arrangement for non-management directors during 2011 was as follows:

Annual Retainer for each Director	$40,000
Each Board or Committee meeting attended	$1,000 if attended in person
$500 if attended by telephone
Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Annual Retainer for Lead Director	$15,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability.

Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and

•

An annual award of restricted stock units valued (on the grant date) at $75,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table below sets forth information concerning the compensation of our non-management directors for 2011. Byron K. Adams, Jr. was a non-management director prior to joining our company as Chief Performance Officer in October 2011. He continues to serve on our board of directors but no longer receives non-management director fees or awards because of his position with the company. His director compensation for 2011 is included in the “2011 Summary Compensation Table.”

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Douglas E. Coltharp	55,000	75,000	130,000
Anthony W. Deering	55,000	75,000	130,000
A.B. Krongard	80,500	75,000	155,500
William R. McDermott	63,000	75,000	138,000
Harvey L. Sanders	67,500	75,000	142,500
Thomas J. Sippel	45,000	75,000	120,000

(1)	All of the non-management directors deferred their cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received.

Name	2011 Cash Deferred ($)	Deferred Stock Units
Douglas E. Coltharp	40,000	556.18
Anthony W. Deering	40,000	556.18
A.B. Krongard	70,000	973.32
William R. McDermott	50,000	695.24
Harvey L. Sanders	52,500	730.00
Thomas J. Sippel	40,000	556.18

(2)	The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the annual stock awards granted in 2011. Each of the non-management directors held restricted stock units for 1,158 shares as of December 31, 2011. Each of the non-management directors held 8,964 fully vested stock options as of December 31, 2011, with the exception of Mr. Deering who held 4,769 stock options.
(3)	We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2011 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary and Highlights for 2011

As more fully described below and in the tables and other sections of the Executive Compensation section of this Proxy Statement, for 2011 nearly 100% of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers for 2011 was directly tied to the financial performance of our company, primarily through:

•	our annual incentive plan with awards earned based on our financial performance in 2011, and

•

our annual performance based restricted stock unit awards for 2011 with vesting tied to our financial performance in 2012 and 2013, continuing our practice which began in 2009 of making our annual equity awards performance based.

Our performance for 2011 was strong across all measures considered under our annual incentive plan:

•	Net revenues were $1.473 billion, an increase of 38% over 2010 and well above the revenue target for incentive awards under the plan of $1.2 billion

•	Operating income was $163 million, an increase of 45% over 2010, and well above the target for maximum incentive awards under the plan of $160 million

•	Operating income percentage was 11.1%, a 50 basis point improvement over 2010, and at the higher end of the range of our operating income percentage targets for incentive awards under the plan

Even with the 38% revenue increase and 45% operating income increase, the annual incentive awards for 2011 for our executives were generally paid at only 55% of the maximum award amount primarily because management did not achieve all of the improvements targeted for our operating income percentage, which is an important measure of how efficiently we are operating our business.

The performance targets for the restricted stock unit awards granted in 2011 were set at levels that management and the Compensation Committee believed would ensure that the awards vest only following meaningful operating income growth in 2012 and 2013.

In addition to the substantial portion of compensation tied to performance, other elements of our compensation for our executive officers that we believe contribute to a reasonable compensation program include:

•	no pension or supplemental retirement plan

•	no company contributions to our deferred compensation plan in 2011

•	limited other benefits for these executives (other benefits are mostly related to relocation of new executives)

•	no employment agreements

•	limited severance protections, with the protections primarily following a change in control and a termination without cause or for good reason (generally referred to as “double trigger”)

Also, in 2011 we adopted new stock ownership guidelines for our executives designed to encourage our executives to retain meaningful levels of our stock to further align their interests with the interests of our stockholders.

Advisory Vote on Executive Compensation

Last year at our 2011 Annual Meeting of Stockholders we held our first advisory vote on executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders overwhelmingly approved the “say on pay” resolution presented at our 2011 Annual Meeting of Stockholders, with more than 99% of the votes cast voting to approve our executive compensation. The Compensation Committee reviewed the voting results and given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote.

Last year our stockholders also voted overwhelmingly in favor of our recommendation to hold the “say on pay” vote each year. Based on this, and consistent with our recommendation, our Board has adopted a policy to hold a say on pay vote every year. Our Board is recommending stockholders vote in favor of approval of our executive compensation this year. See “Advisory Approval of Our Executive Compensation (Proposal 2)” in this Proxy Statement.

Objectives of our compensation program and what our compensation program is designed to award

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues, operating income and operating efficiency (as measured by our income from operations as a percentage of our net revenues), primarily through our annual incentive plan and our performance based equity awards, and for generating positive returns for our stockholders, primarily through our equity awards.

Elements of our compensation

Our compensation consists primarily of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	equity awards, including our annual performance based equity award with vesting tied to the performance of the company; and

•	minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we have not made any company contributions to this plan.

Compensation Committee review process

In late 2011 and again in early 2012, in conjunction with the approval of the 2011 annual incentive plan awards and 2012 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2009 through 2011;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2011;

•	the value realized from stock sales since our initial public offering in 2005;

•	the value of outstanding stock options, restricted shares and unrestricted shares held at the end of 2011;

•	balances and investment returns under our deferred compensation plan; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2011 in conjunction with the approval of 2011 salaries and annual equity awards for executive officers.

In November 2011, the Compensation Committee engaged the services of Towers Watson to provide executive compensation consulting services to the committee. The committee obtained from Towers Watson competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation in 2011. The competitive market data was based on a peer group and published industry survey data from Towers Watson’s Retail/Wholesale Executive Compensation Database. The peer group was developed by management based on publicly traded companies within the apparel, footwear and sporting goods industries, and excluded companies with revenues considerably larger than our revenues. Some of the companies within the peer group we may compete with for talent or compare our performance against from time to time. The following companies were included in the peer group: Abercrombie & Fitch Co., Aeropostale, Inc., American Eagle Outfitters, Inc., Big 5 Sporting Goods Corporation, Coach, Inc., Columbia Sportswear Company, Deckers Outdoor Corporation, Dick’s Sporting Goods, Inc., The Finish Line, Inc., Foot Locker, Inc., Guess?, Inc., lululemon athletica inc., Quiksilver, Inc., Skechers U.S.A., Inc., Urban Outfitters, Inc., The Warnaco Group, Inc. and Wolverine World Wide, Inc.

The Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data, or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation program and determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the Committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with the company and company and individual performance.

Management’s role in determining compensation

As discussed throughout this Compensation and Discussion Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. These executives, including our Chief Financial Officer, as well as our Corporate Secretary have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the restricted stock unit awards with vesting tied to our company’s performance. Most of these executives attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without management present.

Determining amounts of compensation

Salary

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual equity awards as discussed below.

In 2011, Mr. Adams joined our company as Chief Performance Officer with primary responsibility for the development of company-wide business strategy, human resources and organizational alignment and processes. Management recommended and the Compensation Committee approved his salary at $500,000. We determined his salary based on his level of responsibility and the salary of other senior executives at our company.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2011 for certain executive officers, including for our Chief Financial Officer Mr. Dickerson and our Chief Operating Officer Mr. Fulks. Mr. Dickerson’s salary increased from $350,000 in 2010 to $400,000 in 2011, based in part on Mr. Dickerson’s continued strong performance in 2010 driving improved financial discipline and planning for our business, highlighted by a 32% increase in our operating income from 2009 to 2010 and a 60 basis point improvement in our operating income percentage from 10.0% in 2009 to 10.6% in 2010. Mr. Fulks’ salary increased from $300,000 in 2010 to $525,000 in 2011, based primarily on the significant increase in his responsibilities and his elevation to a top leadership role in our company. In January 2011, he was promoted from Senior Vice President of Outdoor and Innovation to a new position, Executive Vice President of Product, with leadership over all product areas of our company as well as our innovation department. The committee also desired to bring Mr. Dickerson’s and Mr. Fulks’ salaries more in line with other senior executives at our company. In September 2011, Mr. Fulks was promoted to Chief Operating Officer, adding to his responsibilities oversight of our sourcing and information technology areas. The committee did not further increase his salary at that time.

In connection with his joining our company in February 2011 as Executive Vice President of Global Brand and President of International, Mark Dowley negotiated and the Compensation Committee approved his salary at $750,000. We determined his salary based on his level of responsibility. Mr. Dowley resigned from the company in May 2011.

Annual Incentive Award

Plan Design and Performance Measures

We have an annual incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. The primary performance measures considered were net revenues and profitability.

•	Net Revenues

For 2011, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2011, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

•	Profitability

In addition, our 2011 plan included targets for income from operations and income from operations as a percentage of net revenues, or operating income percentage. Assuming the minimum net revenue threshold was achieved, annual incentive award amounts would vary based on our operating income and our operating income percentage for 2011, which includes the impact of the incentive awards. Operating income measures were included to ensure that management was operating the business in a profitable manner.

•	Other Performance Measures

Our annual incentive plan for 2011 was based primarily on the overall company performance targets described above. For executives in charge of certain business units, including Mr. Stafford for our North American wholesale apparel business, 50% of their incentive award was tied to their respective business unit performance based primarily on the net revenue growth and profitability of their business unit that when combined with the other business units form the consolidated targets discussed above.

Target Amounts

For 2011, the target annual incentive amount for our CEO Mr. Plank ranged from $500,000 to $2,000,000 based on a sliding scale tied to the level of our operating income and operating income percentage for the year. The maximum bonus level for Mr. Plank had been unchanged from 2008 to 2010. In 2008, he voluntarily reduced his salary from $500,000 to $26,000, at which time the Compensation Committee increased his annual incentive eligibility by the amount of his salary reduction, to $1,474,000, and stopped determining his annual incentive bonus eligibility based on a percentage of salary. The committee decided that it would be appropriate to increase his maximum annual incentive amount for 2011 based on his continued strong leadership of our company. The committee also considered the fact that over time other executives that report to the CEO had become eligible for total salary and annual incentive amounts that approached the total approved for Mr. Plank, and that it was appropriate for him to be eligible for a larger annual incentive amount based on his top leadership role at our company.

For 2011, the target annual incentive amount for the other named executive officers ranged from 25% to 100%, or 18.75% to 75%, depending on the level of the executive, of base salary paid during the year, also based on a sliding scale tied to the level of our operating income and operating income percentage. The percentage amounts for the maximum annual incentive awards for 2011 were the same for 2010.

The maximum annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

2011 Annual Incentive Awards

Below is a summary of the primary performance targets considered in our annual incentive plan for 2011, as compared to our actual results for 2011 and 2010:

2010 Results	2011 Performance Targets	2011 Results	2011 Results vs. 2010 Results
Net Revenues-$1.064 billion	Net Revenues-$1.2 billion	Net Revenues-$1.473 billion	+38%

Operating Income-$112 million	Operating Income-$120 million to $160 million	Operating Income-$163 million	+45%

Operating Income Percentage- 10.6%	Operating Income Percentage- 10.5% to 11.5%	Operating Income Percentage- 11.1%	+50bps

	25% to 100% of maximum annual incentive award	70% of maximum annual incentive award level achieved

Management and the Compensation Committee believed that the net revenue target of $1.2 billion necessary for executives to be eligible for an annual incentive award for 2011 was set high enough to ensure that the minimum incentive award amounts would only be paid if we continued to demonstrate meaningful net revenue growth, and that the range of operating income and operating income percentage targets for 2011 was set appropriately to incentivize our management to operate the business in a profitable and efficient manner.

Our performance for 2011 was strong across all measures considered under the annual incentive plan:

•	Net revenues were $1.473 billion, an increase of 38% over 2010 and well above the revenue target for incentive awards under the plan of $1.2 billion

•	Operating income was $163 million, an increase of 45% over 2010, and above the target for maximum incentive awards under the plan of $160 million

•	Operating income percentage was 11.1%, a 50 basis point improvement over 2010, and at the level for 70% of the maximum incentive awards under the plan

Although both our 38% revenue growth and our 45% operating income growth were outstanding results for our company, our annual incentive plan also challenged our executives to drive significant improvements to our operating efficiency as measured by our operating income as a percentage of net revenues. Our operating income percentage increased from 10.6% in 2010 to 11.1% in 2011, resulting in a meaningful improvement to our operating efficiency but below the 11.5% level set for the maximum incentive award. Under the targets set forth in our annual incentive plan, this level of operating income percentage would make our executives eligible for 70% of the maximum incentive award amount for 2011.

Our leadership team was disappointed that our strong net revenue growth did not result in higher operating income and thus a higher operating income percentage. Also, our operating efficiency was negatively impacted by our inventory balances, with inventory at the end of 2011 increasing 51% to $324 million over the level at the end of 2010, which in turn negatively impacted the company’s forward inventory turn. Forward inventory turn is a measure indicating the number of times we anticipate selling and replacing our inventory during the following year. A lower forward inventory turn is a general indicator of a less efficient business.

As a result of these operational challenges, management recommended and the Compensation Committee approved a reduction in the incentive awards for our executives from 70% of maximum as provided under our plan, to 55% of the maximum incentive award amount. By comparison, the named executive officers who were with the company in 2010 were generally eligible for 87.5% of their maximum incentive award based on a similar performance framework for 2010.

The strong net revenue and operating income growth for 2011 were driven by generally strong results from across the company’s major business units, including our North American wholesale apparel business led by Mr. Stafford. As a result, management did not recommend any further reduction in Mr. Stafford’s incentive award amount based on his business unit performance.

The annual incentive award for our executives is primarily determined based on the company financial performance measures discussed above. However, the Compensation Committee considers the overall performance of our CEO Mr. Plank and the other executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. For 2011, the committee did not make any adjustments to the annual incentive awards for the named executive officers based on individual performance.

For the annual incentive amounts paid to the named executive officers, see the “2011 Summary Compensation Table” below.

Other Amounts Paid in 2011

As discussed above under “Salary,” Mr. Adams joined our company as an executive in October 2011. Prior to this, beginning in late 2010, he had been retained as a business advisor for the company, advising management on our strategy and business model for our China and e-commerce businesses. In 2011, we paid him $20,000 per month through September 2011 for this advisory work. When he joined our company as an executive, management recommended and the Compensation Committee approved a $100,000 signing bonus to him to assist with expenses in connection with his relocation to our Baltimore, Maryland headquarters. Also, management recommended and the committee approved a $250,000 bonus for the significant value he provided as a business advisor in the initial development of our China business and strategy and the further development of our e-commerce business and strategy. These amounts are included in the “2011 Summary Compensation Table” below.

Equity Awards

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The committee approves equity awards under our 2005 Amended and Restated Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour.

Performance Based Equity Awards

In February 2011, management recommended and the Compensation Committee approved a performance based restricted stock unit award to our executive officers and other members of management. Vesting of the award is tied to achievement by the company of a certain combined operating income for 2012 and 2013, with one-third of the award earned if a minimum target is met, two-thirds of the award earned if a higher target is met and all of the award earned if the maximum target is met. Upon achievement of the performance target, 50% of the award will vest and the remaining 50% will vest one year later as an incentive for the executive to remain with the company. Management and the committee believed that the performance targets were set high enough to ensure that the award vests only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value.

The employees receiving this equity award were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of this equity award to all employees was based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was based on a projected value of equity to be delivered over time and was generally tiered based on the employee’s level within the company. The Compensation Committee decided to include Mr. Plank, the company’s founder, principal stockholder and CEO, in the annual equity award for 2011. Mr. Plank had requested not to be included in annual equity awards for prior years because of his significant stock holdings. However, the committee believed that Mr. Plank should be aligned with other executives through the performance targets included in the annual equity award and that it was appropriate, as the leader of our company driving continued strong results for our business, that he should be included in the annual equity award. The annual equity award threshold, target and maximum number of shares that can be earned by the named executive officers are included in the “Grants of Plan-Based Awards for 2011” table below.

Other Equity Awards

In connection with Mr. Adams joining our company in October 2011, the Compensation Committee approved an equity award to him of 45,000 restricted stock units with a grant date fair value of $2,905,650, with the award vesting 25% each year over a four year period as an incentive for him to remain with Under Armour and an incentive to encourage him to focus on our long-term growth. The amount was determined based primarily on his position and responsibility with our company. Management believes it is important that a new executive officer receive meaningful equity awards when the executive joins the company to align his or her interests with the interests of our stockholders. To align him with other executives, the committee also awarded him the annual 2011 performance based restricted stock unit award described above at a level consistent with other top executives.

As discussed above under “Salary,” in January 2011, Mr. Fulks was promoted to a new position, Executive Vice President of Product, with leadership over all product areas of our company as well as our innovation department, and in September 2011, he was promoted to Chief Operating Officer, adding to his responsibilities oversight of our sourcing and information technology areas. Following his promotion to Chief Operating Officer, management recommended and the Compensation Committee approved additional equity awards for Mr. Fulks. They considered the fact that, due to significant value he had realized over several years from stock options awarded in 2000, he had not received any additional equity awards from the company until 2010 and the annual equity award he received in 2010 was less than the amount awarded to other executives at his level. Management and the committee believed that Mr. Fulks did not have sufficient unvested equity value to appropriately align his interests with the interests of our stockholders, and that it was important that he have meaningful equity based incentives going forward, particularly given the significant leadership role he had assumed. Therefore, in November 2011, management recommended and the committee approved an additional 10,000 performance based restricted stock units under the annual 2011 performance based restricted stock unit award described above and 50,000 stock options, which would only provide meaningful value to him to the extent there is a meaningful increase in the stock price over time. The 50,000 stock options vest 25% each year over a four year period and had a grant date fair value of $1,977,000. The value of the equity awards placed Mr. Fulks within the top tier for value of outstanding equity awards to executives at the company, which management believed was appropriate based on his top leadership position.

Also in November 2011, management recommended and the Compensation Committee approved an additional equity award to our Chief Financial Officer, Mr. Dickerson, based on his increased responsibilities overseeing our planning and legal functions and his increased leadership in managing our financial and business plans. As a result, the committee awarded him an additional 6,000 performance based restricted stock units, which when added to the 9,000 performance based restricted stock units awarded to him earlier in the year as a part of the annual equity award described above, brought him to the award level of other top executives at the company.

In connection with his joining our company in February 2011, Mr. Dowley negotiated and the Compensation Committee approved an equity award of 200,000 restricted shares with a grant date fair value of $12,036,000 and with vesting over a ten-year period as an incentive for him to focus on our long-term growth. The equity award was determined based primarily on his position and responsibility with our company. Management believes it is important that a new executive officer receive a meaningful equity award when the executive joins the company to align his interests with the interests of our stockholders. When he resigned from our company the equity award was forfeited in full.

All of the above equity awards are included in the “Grants of Plan-Based Awards for 2011” table below.

Benefits and Perquisites

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Executive Compensation-Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2011 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides additional monthly disability benefits ranging from approximately $15,000 to $20,000, depending on the executive. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

For Mr. Dowley we agreed to provide reimbursement for certain relocation costs in connection with his joining our company in 2011. To avoid reducing the value of these benefits, we also provided a tax gross-up to cover the income taxes incurred as a result of this benefit.

Other Compensation Practices

Equity Grant Practices

Our practice is to grant stock options with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option. During 2011, equity awards were generally granted to executive officers either on the date they joined our company or at one of our regularly scheduled Compensation Committee meetings.

Equity Hedging Prohibited

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and bonus plus a pro-rata bonus for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In late 2011, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended for an additional two years through the end of 2013.

Other Severance Agreements

We agreed to provide severance to Mr. Stafford equal to his salary for 9 months and acceleration of the next scheduled annual installment of his restricted stock award in the event his employment ends under certain circumstances within the first three years of his employment. This agreement was negotiated with him in 2010 at the time he joined our company. See “Potential Payments Upon Termination of Employment or Change in Control” below for a description of these severance benefits. Management and the Compensation Committee believed these severance amounts were reasonable and were necessary to attract Mr. Stafford to become our Senior Vice President of Apparel, an important position for our company.

In May 2011, Mr. Dowley resigned from his position as Executive Vice President of Global Brand and President of International and became a marketing advisor to the company. Management agreed to pay him severance of $250,000, and entered into a marketing consultant agreement with him for the remainder of 2011 at a monthly retainer of $62,500. The equity award granted to him when he joined our company was forfeited in full when he resigned.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The tax deductions related to the exercise of stock options granted by the Compensation Committee under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan also qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. Although we are able to record compensation expense for federal income tax purposes for restricted stock grants in the year when the restricted shares vest, the expense related to outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

Harvey L. Sanders, Chairman

Anthony W. Deering

William R. McDermott

2011 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers for 2011 that were still serving as executive officers at the end of 2011. The table also includes compensation for another executive officer who was not serving as an executive officer at the end of 2011. Pursuant to SEC rules, he must be included because he was deemed to be among the most highly compensated executive officers for 2011 due primarily to a restricted stock award that was later forfeited in full when he left the company. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kevin A. Plank Chairman of the Board, Chief Executive Officer and President	2011 2010 2009	26,000 26,000 26,000	0 0 0	0 0 0		0 0 0	1,100,000 1,289,750 718,575	3,417 3,259 3,486	1,129,417 1,319,009 748,061

Brad Dickerson Chief Financial Officer	2011 2010 2009	400,000 350,000 260,000	0 0 0	0 0 0		0 0 0	165,000 229,688 95,063	8,111 5,789 13,452	573,111 585,477 368,515

Kip J. Fulks (4) Chief Operating Officer	2011	525,000	0	0		1,977,000	288,750	5,251	2,796,001

Henry B. Stafford (5) Senior Vice President, Apparel, Outdoor and Accessories	2011 2010	515,000 276,923	0	0 1,300,800		0 1,518,903	212,438 192,380	19,446 69,857	746,884 3,358,863

Byron K. Adams, Jr. (6) Chief Performance Officer	2011	125,000	350,000	2,980,650		0	67,055	251,776	3,774,481

Mark Dowley Former Executive Vice President, Global Brand and President of International	2011	184,615	0	12,036,000	*	0	0	844,059	13,064,674

*	Mr. Dowley joined our company in February 2011 and resigned in May 2011. Upon his resignation his restricted stock award was forfeited in full, and thus he received $0 in value from this award. The amount shown is the fair value of the award on the grant date.
(1)	Reflects the grant date fair value computed in accordance with applicable accounting guidance for stock and option awards granted during each year. The equity grants included in this table are described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2011” or “Outstanding Equity Awards at 2011 Fiscal Year-End” tables below.

Values not included in the table: In 2009, 2010 and 2011, the Compensation Committee approved awards to the executives listed below with vesting tied to company performance. On the grant date, achievement of the conditions was not deemed probable, and accordingly, pursuant to the SEC’s disclosure rules, no value is included in the table for these awards. Below are the fair values of the awards at grant date for the named executive officers that received grants in 2009, 2010 and 2011 assuming achievement of the highest level of performance conditions for the 2009 and 2010 performance based stock option awards and the 2011 performance based restricted stock unit awards.

Name	2009 Performance Based Stock Option Award (Based on Operating Income for 2009-2010) ($)	2010 Performance Based Stock Option Award (Based on Operating Income for 2011-2012) ($)	2011 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2012-2013) ($)
Kevin A. Plank	—	—	1,323,000
Brad Dickerson	330,075	687,750	1,057,050
Kip J. Fulks	—	294,750	1,761,750
Henry B. Stafford	—	—	602,910
Byron K. Adams, Jr.	—	—	968,550
Mark Dowley	—	—	—

We ultimately achieved the highest level of performance conditions for the 2009 awards based on our combined operating income for 2009 and 2010.

We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Reflects the amounts earned under our annual incentive plan for the applicable year. For discussion of the 2011 plan, see “Compensation Discussion and Analysis” above.
(3)	All Other Compensation for 2011 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c)
Kevin A. Plank	2,637	780	0	0
Brad Dickerson	4,546	0	0	3,565
Kip J. Fulks	2,943	0	0	2,308
Henry B. Stafford	4,622	3,565	4,814	6,445
Byron K. Adams, Jr	988	0	241,924	8,864
Mark Dowley	1,332	0	815,723	27,004

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $15,000 to $20,000 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.
(b)	For Mr. Stafford, the other compensation includes $4,814 for relocation costs. For Mr. Adams, the other compensation includes $17,924 for relocation costs, $180,000 for consulting fees paid to him for nine months in 2011 prior to the time he became an executive officer at Under Armour and $44,000 for fees earned or paid in cash as a non-management director prior to the time be became an executive officer ($40,000 of this amount was deferred into deferred stock units and $4,000 of this amount was paid in cash). For Mr. Dowley, the other compensation includes $65,723 for relocation costs, a $250,000 severance payment when he left the company in May 2011 and a monthly retainer fee of $62,500 from May 2011 through December 2011 for services as a marketing consultant.
(c)	The tax reimbursements are a gross-up amount to cover taxes on disability insurance premiums and relocation costs reflected in the table.
(4)	In 2011, Mr. Fulks was our Executive Vice President of Product until he was promoted to Chief Operating Officer in September 2011. Since he first became a named executive officer in 2011, we are only required to provide his 2011 compensation.

(5)	Mr. Stafford joined our company in June 2010. His annual salary level for 2010 was $500,000.
(6)	Mr. Adams joined our company in October 2011. His annual salary level for 2011 was $500,000. Mr. Adams received a $100,000 signing bonus and a $250,000 bonus for his consultant work prior to joining the company.

Grants of Plan-Based Awards for 2011

The following table contains information concerning: (1) possible payments to the named executive officers under our 2011 annual incentive plan approved by the Compensation Committee in early 2011; and (2) equity awards to the named executive officers in 2011 under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6)
	Grant Date	Committee Action Date (1)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin A. Plank			500,000	1,750,000	2,000,000
	2/22/11					6,667	13,333	20,000					0

Brad Dickerson			75,000	262,500	300,000
	2/8/11					3,000	6,000	9,000					0
	11/21/11					2,000	4,000	6,000					0

Kip J. Fulks			131,250	459,375	525,000
	2/8/11					5,000	10,000	15,000					0
	11/21/11					3,333	6,667	10,000					0
											50,000	75.69	1,977,000

Henry B. Stafford			96,563	337,969	386,250
	2/8/11					3,000	6,000	9,000					0

Byron K. Adams, Jr.			31,250	109,375	125,000
	5/3/11								1,158				75,000
	10/3/11	8/29/11				5,000	10,000	15,000					0
	10/3/11	8/29/11							45,000				2,905,650

Mark Dowley			171,875	601,563	687,500
	2/1/11	1/20/11							200,000	*			12,036,000	*

*	Mr. Dowley resigned from the company in May 2011. As a result, he received $0 under the 2011 annual incentive plan and his restricted stock award was forfeited in full, and thus he received $0 in value from this award.
(1)	The equity awards for Mr. Adams and Mr. Dowley were approved by the Compensation Committee prior to their employment start dates; the grant dates for these awards were effective as of their start dates. The Committee Action Dates are the effective dates of the committee actions approving these awards.
(2)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2011 pursuant to our annual incentive plan based primarily on corporate performance. The guidelines under the plan provided for possible incentive awards ranging from $500,000 to $2,000,000 for Mr. Plank, from 25% to 100% of base salary paid during the year to Mr. Fulks and Mr. Adams and from 18.75% to 75% of base salary paid during the year for Mr. Dickerson and Mr. Stafford. The “threshold” and “maximum” amounts in the table reflect the low end and high end, respectively, of the possible incentive awards based on corporate performance. The plan did not include a “target” amount. Pursuant to the SEC’s rules, the “target” amount in the table is a representative amount for 2011 based on corporate performance for the prior year. Based on our 2010 corporate performance, the named executive officers would have been eligible for 87.5% of their respective maximum incentive awards.
(3)

These performance based restricted stock unit awards vest based on our company achieving a certain combined operating income for 2012 and 2013. There are three performance targets to this award. One-third of the shares are earned if a minimum target is met, two-thirds of the shares are earned if a higher target is met and all of the shares are earned if the maximum target is met. Upon achievement of the performance target and subject to continued employment, 50% of the award will vest and the remaining 50% will vest one year later. Upon a change in control of Under Armour, all of the shares vest. The three performance target amounts are indicated under the “threshold,” “target” and “maximum” columns. If the threshold target is not achieved, the award will be forfeited.
(4)	The award for 1,158 restricted stock units to Mr. Adams was for his service as a non-management director prior to becoming an executive officer of the company. This award vests fully into deferred stock units in May 2012. The award for 45,000 restricted stock units to Mr. Adams vests in four equal annual installments beginning November 2012. The restricted stock award for Mr. Dowley was scheduled to vest over ten years and was forfeited in full upon his resignation in May 2011. Restricted stock and restricted stock units vests sooner upon death or disability or upon a change in control of Under Armour. Dividends, if any, are paid on shares of restricted stock. Since we became a public company, we have not paid any dividends.
(5)	The stock option award to Mr. Fulks vests in four equal annual installments beginning November 2012. The options vest sooner upon death or disability, and any of the options that vest within twelve months following a change in control, vest upon the change in control.
(6)	Reflects the grant date fair value computed in accordance with applicable accounting guidance for the stock and option awards. See footnote (1) to the “2011 Summary Compensation Table” above for further information on the performance based restricted stock units granted in 2011.

Employment Agreements

We have no employment agreements with any of our named executive officers.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted shares or RSUs that were not vested for the named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Kevin A. Plank	0	0	0			0	0	20,000	1,435,800

Brad Dickerson	3,200	800		45.12	5/7/17	0	0
	6,000	4,000		43.65	2/20/18
	15,000	22,500		13.71	3/9/19
			42,000	28.41	3/8/20
								15,000	1,076,850

Kip J. Fulks	0	50,000		75.69	11/20/21	0	0
			18,000	28.41	3/8/20
								25,000	1,794,750

Henry B. Stafford	21,250	63,750	0	32.52	5/31/20
						30,000	2,153,700
								9,000	646,110

Byron K. Adams, Jr.	764	0	0	35.70	5/30/16
						1,158	83,133
						45,000	3,230,550
								15,000	1,076,850

Mark Dowley (6)	0	0	0			0	0	0	0

(1)	Mr. Dickerson’s 800 unvested options vest in one remaining installment in May 2012, his 4,000 unvested options vest in two remaining equal annual installments beginning in February 2012 and his 22,500 options vest in one remaining installment in February 2012. Mr. Fulks’ 50,000 unvested options vest in four equal annual installments beginning November 2012. Mr. Stafford’s 63,750 unvested options vest in three remaining equal annual installments beginning in June 2012. All options vest sooner upon death or disability and any of the options that vest within twelve months following a change in control of Under Armour, vest upon the change in control.
(2)	These performance based stock option awards, granted in March 2010, vest based on our company achieving a certain combined operating income for 2011 and 2012. There are three performance targets to this award. One-third of the options are earned if a minimum target is met, two-thirds of the options are earned if a higher target is met and all of the options are earned if the maximum target is met. Upon achievement of the performance target and subject to continued employment, 50% of the award will vest and the remaining 50% will vest one year later. All options vest sooner upon death, disability or a change in control of Under Armour. If the minimum threshold target is not achieved, the award will be forfeited. The number of stock options shown is the maximum number of stock options that could vest under the award.
(3)	Mr. Stafford’s unvested restricted shares vest in 3 remaining equal annual installments in May 2012. See footnote (4) to the “Grants of Plan-Based Awards for 2011” table above for the vesting terms of Mr. Adams’ unvested restricted shares.
(4)	Based on $71.79 per share (the closing price of our Class A Stock on December 31, 2011).
(5)	See footnote (3) to the “Grants of Plan-Based Awards for 2011” table above for the performance based vesting terms of these restricted stock units. The number of restricted stock units shown is the maximum number of shares that could vest under the award.
(6)	Upon his resignation in May 2011, Mr. Dowley’s restricted stock award was forfeited in full.

Option Exercises and Stock Vested in 2011

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin A. Plank	0	0	0	0
Brad Dickerson	7,500	433,239	1,000	65,180
Kip J. Fulks	0	0	0	0
Henry B. Stafford	0	0	10,000	669,200
Byron K. Adams, Jr	7,000	335,342	0	0
Mark Dowley	0	0	0	0

(1)	Value realized represents market value at exercise less the exercise price.
(2)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2011

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2011.

Name	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2011 ($)
Kevin A. Plank	0	0	(16,172)	0	1,003,321
Brad Dickerson	0	0	(10,165)	0	85,134
Kip J. Fulks	0	0	(22,097)	0	219,734
Henry B. Stafford	0	0	0	0	0
Byron K. Adams, Jr	0	0	0	0	0
Mark Dowley	0	0	0	0	0

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals. Compensation deferrals began for participating employees in 2008.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2011 incentive award that might be payable in early 2012, employees must have made an election by June 30, 2011. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2011. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2011” above.

Mr. Dowley resigned from the company in May 2011. Mr. Dowley received a $250,000 severance payment, which is included in our “2011 Summary Compensation Table”.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Change in Control			1,435,800	1,435,800
• Disability			1,435,800	1,435,800
• Death			1,435,800	1,435,800

Brad Dickerson
• Change in Control			4,283,226	4,283,226
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,000,000	12,658		1,012,658
• Termination of employment for any other reason in connection with a Change in Control	300,000			300,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	240,000			240,000
• Disability			4,339,506	4,339,506
• Death			4,339,506	4,339,506

Kip J. Fulks
• Change in Control			2,575,590	2,575,590
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,575,000	12,757		1,587,757
• Termination of employment for any other reason in connection with a Change in Control	525,000			525,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	315,000			315,000
• Disability			2,575,590	2,575,590
• Death			2,575,590	2,575,590

Henry B. Stafford
• Change in Control			3,634,298	3,634,298
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,287,500	12,623		1,300,123
• Termination of employment for any other reason in connection with a Change in Control	386,250			386,250
• Termination of employment without Cause	386,250		717,900	1,104,150
• Termination of employment for any reason with Under Armour enforcing a non-compete	309,000			309,000
• Disability			5,303,273	5,303,273
• Death			5,303,273	5,303,273

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Byron K. Adams, Jr.
• Change in Control			4,390,533	4,390,533
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,500,000			1,500,000
• Termination of employment for any other reason in connection with a Change in Control	500,000			500,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	300,000			300,000
• Disability			4,390,533	4,390,533
• Death			4,390,533	4,390,533

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control and other severance agreements, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•

any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the agreement; or

•	a material breach by us of any of the terms of the agreement.

Benefits and Payments

Upon a Change in Control

All restricted stock and restricted stock units and all performance based stock options vest upon a change in control and a portion of all other stock options vest upon a change in control. The amounts reflect the value of restricted stock and restricted stock units on December 31, 2011 and, for stock options that vest, the value of the stock covered by the option on December 31, 2011 less the exercise price. See “Outstanding Equity Awards at 2011 Fiscal Year-End” table for stock options that vest upon a change in control.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below);

•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•

for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the maximum bonus).

Termination of employment without Cause

In the event the company terminates Mr. Stafford’s employment without cause within the first three years of his employment start date of June 2010, he would receive his salary for nine months and any restricted stock that would vest within 12 months will vest upon this termination of employment. This amount would be reduced by the amounts paid for enforcement of a non-compete (see below).

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.

Disability

All restricted stock, restricted stock units and stock options vests upon the executive’s disability.

The named executives are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $6,500 monthly). If executives had become disabled, they would have received the following monthly supplemental disability insurance payments until age 65: Mr. Plank, $15,600; Mr. Dickerson, $15,097; Mr. Fulks, $15,000; Mr. Stafford, $15,000; and Mr. Adams, $20,000. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us.

Death

All restricted stock, restricted stock units and stock options vest upon the executive’s death.

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(Proposal 2)

Beginning in 2011, the Dodd-Frank Wall Street Reform and Consumer Protection Act required all publicly traded companies to hold a shareholder advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of executives as disclosed in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.

Our stockholders overwhelmingly approved the “say on pay” proposal presented at our 2011 Annual Meeting of Stockholders. The Compensation Committee believes the results of the 2011 “say on pay” vote demonstrated that stockholders agreed with our compensation program and policies and the compensation of our executives.

In 2011 our stockholders also voted on the frequency of future “say on pay” votes. We recommended the votes occur “every year” and stockholders agreed with our recommendation. The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires public companies to hold this vote on the frequency of “say on pay” votes at least every 6 years. Based on the 2011 voting results on the frequency of “say on pay” votes, and consistent with the Board of Directors’ recommendation, we have adopted a policy to hold the “say on pay” vote every year, and therefore we are holding the “say on pay” vote again this year.

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve the executive compensation as described in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by security holders	3,065,067	$27.99	6,129,414
Equity Compensation plans not approved by security holders	480,000	$36.99	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 661,397 restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance includes 5,344,287 shares of our Class A Common Stock under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan (“2005 Stock Plan”) and 785,127 shares of our Class A Common Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Common Stock and other equity awards. We have disclosed the material features of the plan in Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2011 (our 2011 10-K).

The number of securities issued under equity compensation plans not approved by security holders includes 480,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights. We have disclosed the material features of the warrants in Note 13 to the Consolidated Financial Statements included in our 2011 10-K.

APPROVAL OF AMENDMENT TO

THE AMENDED AND RESTATED 2005 OMNIBUS LONG-TERM INCENTIVE PLAN

(Proposal 3)

The Board of Directors has approved an amendment to the Amended and Restated 2005 Omnibus Long-Term Incentive Plan (which we refer to as the 2005 Plan) to permit the granting of performance based equity awards to our executives in a manner that preserves our ability to deduct these equity awards for federal tax purposes. The Board recommends that stockholders approve this amendment to the plan.

The following is a description of the amendment to the plan and a summary of the other material features of the plan. The amendment to the 2005 Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following description and summary are qualified in their entirety by reference to Appendix A.

The affirmative vote of a majority of the votes cast at the Annual Meeting (provided that more than 50% of the shares entitled to vote are voted) is required to approve the amendment to the 2005 Plan.

The Board of Directors recommends a vote “FOR” approval of the amendment to the Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

Amendment to the 2005 Plan

Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to our chief executive officer and to our three other most highly compensated executive officers (other than our CFO) as disclosed in our Proxy Statement may be limited to the extent that it exceeds $1,000,000 in any one year. We can only deduct compensation in excess of that amount if it qualifies as performance-based compensation under Section 162(m). The 2005 Plan currently does not include the provisions necessary to qualify performance based equity awards as performance-based compensation under Section 162(m), and thus this compensation is currently subject to the limitations on tax deductibility. We are proposing an amendment to qualify the awards under Section 162(m).

Performance-based compensation includes compensation payable solely on account of the attainment of one or more performance goals established by a committee of outside directors if the material terms under which the compensation is to be paid are approved by our stockholders. Our Compensation Committee and Board intend that equity awards made pursuant to this plan amendment will qualify as performance-based compensation and thus will be fully deductible for federal income tax purposes if the plan amendment is approved by our stockholders. Section 162(m) of the Internal Revenue Code requires that the plan amendment be re-approved by our stockholders every five years in order for equity awards under the plan to continue to qualify as performance-based compensation.

Under the plan amendment, our Compensation Committee may approve an equity award that is subject to the attainment of one or more performance goals. To qualify the equity award under Section 162(m) of the Internal Revenue Code, the grant, exercise or settlement of the award must be contingent upon the achievement of pre-established, objective performance goals over a performance period established by the committee. In establishing the performance goals, the committee must use one or more of the several business criteria listed in the plan amendment, and the goals must be established in writing no later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain. The committee may reduce, but not increase, the amount of the award that is earned based upon achievement of the performance goals. The committee must certify in writing prior to grant, exercise or settlement of the award that the performance goals were in fact satisfied.

The 2005 Plan currently includes a provision that limits the maximum number of shares of stock that may be granted under a stock option or stock appreciation right to any one person in any calendar year to 1,000,000.

Under the plan amendment, the maximum number of shares of stock that may be granted under a performance based equity award, other than an option or stock appreciation right, to any one person in any calendar year is 500,000. We believe this amount is sufficient to cover any significant future performance based equity award that may be granted to a senior executive, including to attract or retain such a person. Although we do not currently anticipate making an award of this size, we believe it is prudent to set a reasonably high limitation to preserve the maximum flexibility for our Compensation Committee in determining the appropriate level of equity awards while preserving the company’s tax deduction. These limitations on the maximum number of shares of stock that may be granted under various awards will be equitably adjusted in the event of various changes in the capitalization of our company.

On February 17, 2012, the closing price of our Class A Stock was $84.87.

Summary of the 2005 Plan

Set forth below is a summary of the other principal features of the 2005 Plan.

Purpose of Plan. The purpose of the 2005 Plan is to enhance our ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve our company and to use maximum effort to improve the business results and earnings of our company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of our company.

Administration of the Plan. Our Compensation Committee has such powers and authorities related to the administration of the 2005 Plan as are consistent with our corporate governance documents and applicable law. Each committee member will be a “non-employee director” within the meaning of the exemption under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Currently, our Compensation Committee is comprised of three directors who are independent under the corporate governance listing standards of the New York Stock Exchange and who meet these additional independence requirements. The committee has the authority to determine, among other things, who receives awards, what type of awards are granted, the number of shares of our Class A Stock subject to an award, the terms and conditions of each award and the form of each award agreement. The committee has the authority to amend, modify or supplement the terms of any outstanding award, to interpret and administer the plan and any award agreement and to establish rules and regulations for the administration of the plan.

Term of the Plan. The 2005 Plan will terminate on November 18, 2015 (the ten-year anniversary of the original effective date of the plan).

Amendment and Termination. Our Board of Directors may at any time amend, suspend, or terminate the 2005 Plan as to any awards which have not been made. An amendment will be contingent on approval of our stockholders to the extent stated by our Board, required by applicable law or required by applicable stock exchange listing requirements. No awards will be made after termination of the plan. No amendment, suspension, or termination of the plan will, without the consent of the holder of the award, impair rights or obligations under an outstanding award.

No Repricing of Stock Options or Stock Appreciation Rights. The 2005 Plan prohibits, without the approval of our stockholders, any amendment or modification of an outstanding stock option or stock appreciation right that reduces the exercise price of the award, either by lowering the exercise price or by canceling the outstanding award and granting a replacement award with a lower exercise price, or that otherwise would be treated as a repricing under the rules of The New York Stock Exchange or cause the award to be treated as deferred compensation subject to the limitations of Internal Revenue Code Section 409A.

Shares Available for Plan Awards. The maximum number of shares of our Class A Stock available for issuance under the plan is 10,000,000, with 4,904,411 shares as of February 17, 2012 remaining available for issuance of future awards. Any of the available shares may be issued pursuant to incentive stock options. The maximum number of shares of stock with respect to which stock options or stock appreciation rights may be granted in any calendar year to any one person is 1,000,000. Any shares covered by an award that are not purchased or are forfeited, settled in cash or otherwise terminated without delivery of shares to the award holder will be available for future grants under the 2005 Plan. Shares that are withheld from an award or surrendered in payment of any exercise price or taxes relating to the award will not be treated as delivered and will not reduce the shares available under the plan. The number and class of shares available under the 2005 Plan and/or subject to outstanding awards, as well as the maximum number of shares with respect to which stock options or stock appreciation rights may be granted in any calendar year to any one person, will be equitably adjusted in the event of various changes in the capitalization of our company. See “Amendment to the 2005 Plan” above for the maximum number of shares of stock that may be granted under a performance based equity award, other than an option or stock appreciation right, to any one person in any calendar year.

Type of Awards. The 2005 Plan authorizes awards of stock options, stock appreciation rights, restricted stock and restricted stock units, unrestricted stock and unrestricted stock units and dividend equivalent rights. As described above under “Amendment to the 2005 Plan,” we are proposing to amend the 2005 Plan to permit performance based equity awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Eligibility and Participation. Awards may be made to an employee, officer or director of our company or an affiliate of our company, a consultant or adviser providing services to our company or an affiliate of our company, or any other individual whose participation is determined by the Compensation Committee to be in the best interests of our company. At December 31, 2011, we had approximately fifty four hundred employees.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award stock options, including incentive stock options and non-qualified stock options, and stock appreciation rights to eligible persons. The committee may award stock appreciation rights in tandem with or as a component of other awards or as stand-alone awards.

Exercise Price of Stock Options and Stock Appreciation Rights. The exercise price per share of a stock option or stock appreciation right will in no event be less than 100% (or 110% in the case of an incentive stock option issued to a person who owns more than ten percent of the total combined voting power of all classes of our outstanding stock) of the fair market value per share of our Class A Stock underlying the award on the grant date; provided that with respect to awards made in substitution for or in exchange for awards made by an entity we acquire, the exercise price does not need to be at least the fair market value on the date of the substitution or exchange. A stock appreciation right confers a right to receive, upon exercise, the excess of the fair market value of one share of our Class A Stock on the date of exercise over the grant price of the stock appreciation right. The grant price may be fixed at the fair market value of a share of our Class A Stock on the date of grant or may vary in accordance with a predetermined formula while the stock appreciation right is outstanding; provided that the grant price may not be less than the fair market value of a share of our Class A Stock on the grant date. A stock appreciation right granted in tandem with an outstanding stock option following the grant date of such stock option may have a grant price that is equal to the stock option’s exercise price; provided, however, that the stock appreciation right’s grant price may not be less than the fair market value of a share of our Class A Stock on the grant date of the stock appreciation right.

Vesting of Stock Options and Stock Appreciation Rights. The Compensation Committee will determine when a stock option or stock appreciation right will become exercisable and the effect of termination of service on such award, and include such information in the award agreement.

Special Limitations on Incentive Stock Options. The Compensation Committee may award incentive stock options only to an employee of our company or a subsidiary corporation of our company and only to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of our Class A Stock with respect to which all incentive stock options held by the employee become exercisable for the first time during any calendar year does not exceed $100,000.

Exercise of Stock Options and Stock Appreciation Rights. A stock option may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price (plus the amount of any taxes which we may be required to withhold). To the extent permitted under the award agreement, the payment may be made through cash, delivery of shares, broker assisted cashless exercises or in any other form consistent with applicable law. The Compensation Committee has the discretion to determine the method or methods by which a stock appreciation right may be exercised.

Expiration of Stock Options and Stock Appreciation Rights. Stock options and stock appreciation rights will expire at such time as the Compensation Committee determines; provided, however that no stock option may be exercised more than ten years from the date of grant, or in the case of an incentive stock option held by a person that owns more than ten percent of the total combined voting power of all classes of our outstanding stock, not more than five years from the date of grant.

Restricted Stock and Restricted Stock Units. At the time a grant of restricted stock or restricted stock units is made, the Compensation Committee establishes the applicable “restricted period” and any restrictions in addition to or other than the expiration of such restricted period, including the satisfaction of any performance objectives. Unless the committee otherwise stipulates in an award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. The committee may provide that any such dividends paid must be reinvested in shares of stock, which may or may not be subject to the same restrictions applicable to such restricted stock. All distributions, if any, received by a holder of restricted stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original grant. Holders of restricted stock units will have no rights as stockholders of our company. The committee may provide that the holder of restricted stock units will be entitled to receive dividend equivalent rights, which may be deemed reinvested in additional restricted stock units.

Unless the Compensation Committee otherwise provides, upon the termination of a person’s service, any restricted stock or restricted stock units held by the person that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited.

The Compensation Committee may grant restricted stock or restricted stock units to a person in respect of services rendered and other valid consideration, or in lieu of or in addition to any cash compensation due the person.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Compensation Committee, the restrictions applicable to shares of restricted stock or restricted stock units will lapse. Restricted stock units may be settled in cash or stock as determined by the committee and set forth in the award agreement.

Unrestricted Stock Awards. The Compensation Committee may grant or sell an unrestricted stock or unrestricted stock unit award to an eligible person in respect of services rendered and other valid consideration, or in lieu of or in addition to any cash compensation due the person.

Dividend Equivalent Rights. A dividend equivalent right is an award entitling a person to receive credits based on cash or stock distributions that would have been paid on the shares of our Class A Stock if such shares had been issued to and held by the person. A dividend equivalent right may be granted as a component of another award or as a freestanding award. The terms and conditions of dividend equivalent rights will be specified in the award agreement.

Adjustment for Corporate Changes. Unless otherwise determined by the Compensation Committee, awards that would become vested within the twelve months following a change in control (as defined in the 2005 Plan) will be immediately vested on such change in control. The committee has generally provided that all restricted stock and restricted stock units vest upon a change in control. In the event of a recapitalization, reclassification, stock split, or other similar change affecting our Class A Stock, we will adjust proportionately and accordingly the number and kinds of shares for which awards may be made under the plan, including the maximum number of shares of Class A Stock with respect to which stock options or stock appreciation rights may be granted pursuant to the plan in any calendar year to any one person, and the number and kind of shares for which awards are outstanding so that the proportionate interest of the person holding the award immediately following such event will, to the extent practicable, be the same as immediately before such event.

If we undergo any reorganization, merger, or consolidation with one or more other entities and there is a continuation, assumption or substitution of stock options and stock appreciation rights in connection with the transaction, any stock option or stock appreciation right previously granted will apply to the securities to which a holder of the number of shares of stock subject to such award would have been entitled immediately following such transaction, with a corresponding proportionate adjustment of the exercise price per share. If we undergo any such transaction and there is not a continuation, assumption or substitution of stock options and stock appreciation rights in connection with the transaction, then in the Compensation Committee’s discretion, each stock option and stock appreciation right may be canceled in exchange for the same consideration that the person otherwise would receive as a stockholder in connection with the transaction (or cash equal to such consideration) if the person held the number of shares of stock generally obtained by dividing (i) the excess of the fair market value of the number of shares of stock that remain subject to the exercise of the vested portion of such award immediately before such transaction over the total exercise price for such vested portion, by (ii) the fair market value of a share of stock on such date.

Nontransferability of Awards. Generally, only the person who received a stock option or stock appreciation right may exercise the award and no such award will be assignable or transferable other than by will or laws of descent and distribution. If authorized in the award agreement, the person may transfer, not for value, all or part of the award (other than an incentive stock option) to certain family members. Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Compensation Committee.

Tax Withholding and Tax Offset Payments. We will have the right to deduct from payments of any kind otherwise due to a person any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award to such person, upon the issuance of any shares of stock upon the exercise of a stock option or stock appreciation right or pursuant to an award.

Federal Income Tax Consequences. The following is a summary of the general federal income tax consequences to our company and to U.S. taxpayers of awards granted under the 2005 Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

Non-Qualified Stock Options and Stock Appreciation Rights. No taxable income is reportable when a non-qualified stock option or stock appreciation right is granted to a person. Upon exercise, generally, the person will have ordinary income equal to the fair market value of the underlying shares of our Class A Stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the person.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for persons who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the incentive stock option is exercised). If the person exercises the incentive stock option and then sells the underlying shares of our Class A Stock more than two years after the grant date and more than one year after the exercise date, the sale price minus the exercise price will be taxed as capital gain or loss. If the person exercises the incentive stock option and sells the shares before the end of the two- or one-year holding periods, then the person generally will have ordinary income at the time of the sale equal to the fair market value of the shares of our Class A Stock on the exercise date (or the sale price, if less) minus the exercise price of the incentive stock option, and any additional gain on the sale will be treated as capital gain.

Restricted Stock and Restricted Stock Units. A person receiving restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, the person timely elects under Internal Revenue Code Section 83(b) to be taxed at that time. Instead, the person will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares of our Class A Stock (or cash) received.

Unrestricted Stock and Unrestricted Stock Units. A person receiving an unrestricted stock or unrestricted stock unit award will have taxable income when the shares underlying the award are delivered equal to the fair market value of the shares on the delivery date.

Tax Effect for Our Company. We generally will receive a tax deduction for any ordinary income recognized by a person with respect to an award under the 2005 Plan (for example, upon the exercise of a non-qualified stock option). In the case of incentive stock options that meet the holding period requirements described above, the person will not recognize ordinary income; therefore, we will not receive a deduction. Special rules under Internal Revenue Code Section 162(m) limit the deductibility of compensation paid to our Chief Executive Officer and to each of our three other most highly compensated executive officers (other than the chief financial officer) named in the summary compensation table, provided that the executive officer is employed by us as an executive officer as of the end of that year. Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1,000,000. However, we can preserve the deductibility of compensation related to the exercise of stock options or stock appreciation rights if certain conditions of Section 162(m) are met, including shareholder approval of the 2005 Plan with set limits on the number of such awards that any person may receive in a given period. The 2005 Plan has been designed to permit the Compensation Committee to grant stock options or stock appreciation rights that satisfy the conditions of Section 162(m). As described above under “Amendment to the 2005 Plan,” we are proposing to amend the 2005 Plan to permit performance based equity awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Our deduction may also be limited by Internal Revenue Code Section 280G.

New Plan Benefits

The following reflects grants made under the 2005 Plan in February 2012 subject to shareholder approval of the amendment to the plan. Vesting of each award is tied to achievement by the company of a certain combined operating income for 2013 and 2014. All future awards to directors, executive officers, and employees will be made at the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the plan at this time.

Name and Position	Performance Based Restricted Stock Units
Kevin A. Plank, Chairman of the Board, Chief Executive Officer and President	30,000
Brad Dickerson, Chief Financial Officer	15,000
Kip J. Fulks, Chief Operating Officer	15,000
Henry B. Stafford, Senior Vice President, Apparel, Outdoor and Accessories	12,000
Byron K. Adams, Jr., Chief Performance Officer	15,000
Executive Group	135,000
Non-Executive Director Group	0
Non-Executive Officer Employee Group	296,700

TRANSACTIONS WITH RELATED PERSONS

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2011. The list includes only those employees with annual compensation in 2011 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. The amounts indicated include 2011 salary and 2011 bonus earned for 2011 and paid in early 2012: J. Scott Plank, Executive Vice President, Business Development, and brother of Kevin Plank, our Chairman of the Board of Directors, Chief Executive Officer and President, and principal stockholder, $465,000. The Compensation Committee approved the compensation for J. Scott Plank as he is one of our executive officers.

KP Flyers, LLC, a company controlled by Kevin Plank, owns a jet aircraft. We have an operating lease agreement with KP Flyers to lease the aircraft when it is used by Kevin Plank or other persons for our business purposes. We pay KP Flyers $4,500 per hour to lease the aircraft. We reviewed charter rates for this type of aircraft and determined that our hourly rate is at or below market rates. For 2011, we paid KP Flyers $706,813 for our business use of the aircraft. We have also entered into an agreement with Kevin Plank and the company managing the aircraft. Under this agreement, Kevin Plank has agreed to pay the management expenses related to our business use as well as his personal use of the aircraft. The Audit Committee approved these transactions. The committee determined these transactions were reasonable and that we would benefit by the use of the aircraft for company business.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•

whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2012. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2011 and 2010 for services rendered to Under Armour were as follows:

	2011	2010
Audit Fees	$1,334,183	$1,105,727
Audit-Related Fees	0	45,993
Tax Fees	121,019	157,674
All Other Fees	4,500	3,900

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2010, audit-related fees consisted of accounting advisory and other advisory services in connection with a long term investment.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2011, tax fees primarily included assistance with a tax credit review. For 2010, tax fees primarily included assistance with a tax credit review and consulting on customs valuations.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2011 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2011 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Anthony W. Deering

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 4)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2012. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2011 and 2010, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2011 except for the following filings. The filings for the non-management directors’ annual retainer award for 1,158 restricted stock units granted in May 2011 were filed 3 days late due to a company administrative error. The filings for 2,000 restricted stock units granted in February 2011 to both Mr. Sawall, Vice President of Retail and Mr. Rogers, Vice President of E-Commerce were filed in May 2011 due to a company administrative error.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our proxy statement for our 2013 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 16, 2012.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2013 Annual Meeting of Stockholders, but which will not be included in the proxy statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2013 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 23, 2012 and no later than December 22, 2012. However, if we delay or advance mailing notice of the 2013 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2012 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2013 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2013 Annual Meeting, if that date is later).

Appendix A

Amendment One to the Under Armour, Inc.

Amended and Restated 2005 Omnibus Long-Term Incentive Plan

The plan is hereby amended as follows effective as of February 16, 2012:

1.	By adding the following new Section 17:

17.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

17.1.	Performance Awards.

“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 17.3) over a performance period established by the Committee in its discretion.

17.2.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to adjust the amounts payable under any Award subject to performance conditions, except as limited under Sections 17.3 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

17.3.	Performance Awards Qualifying as Performance-Based Compensation.

If and to the extent that the Committee determines that an Award to be granted to a Grantee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established, objective performance goals and other terms set forth in this Section 17.3.

17.3.1.	Performance Goals Generally.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 17.3. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

17.3.2.	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation

A-1

and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity.

17.3.3.	Timing for Establishing Performance Goals.

Performance goals shall be established in writing by the Committee not later than 90 days after the beginning of any performance period applicable to such Performance Awards, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal and provided that it is established at or before 25 percent of the performance period has elapsed, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

17.3.4.	Settlement of Performance Awards; Other Terms.

Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce (but not increase) the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

17.3.5.	Committee Certification.

The Committee must certify in writing prior to payment of, or other event that results in the inclusion of income (for example, the vesting of Restricted Stock) from, the related compensation that the performance goals and any other material terms were in fact satisfied. Approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

17.3.6.	Annual Share Limits.

Section 4 sets forth the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock that may be granted to any one Service Provider under a Performance Award, other than an Option or Stock Appreciation Right, in any calendar year shall be 500,000.

17.4.	Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

17.5.	Status of Section 17.3 Awards Under Code Section 162(m).

It is the intent of the Company that Performance Awards under Section 17.3 hereof shall constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 17.3 and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Performance Awards, the Committee may make any adjustments to the process described in Section 17.3 it deems appropriate.

2.	Except as hereinabove amended and modified, the plan shall remain in full force and effect.

A-2

UNDER ARMOUR, INC.

ATTN: CORPORATE SECRETARY 1020 HULL STREET

BALTIMORE, MD 21230

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42291-P20336-Z57151

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

UNDER ARMOUR, INC.

The Board of Directors recommends you vote FOR the following:

For Withhold Except For All All All

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees:

01) Kevin A. Plank 05) A.B. Krongard 02) Byron K. Adams, Jr. 06) William R. McDermott 03) Douglas E. Coltharp 07) Harvey L. Sanders 04) Anthony W. Deering 08) Thomas J. Sippel

The Board of Directors recommends you vote FOR the following proposals:

2. To approve, by non-binding vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.

For Against Abstain

3. To approve an amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan related to performance based equity awards.

4. Ratification of Appointment of Independent Registered Public Accounting Firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting. ! !

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M42292-P20336-Z57151

UNDER ARMOUR, INC. Annual Meeting of Stockholders May 1, 2012 10:00 AM

This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 1, 2012 and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2, 3 and 4.

Continued and to be signed on reverse side

UNDER ARMOUR, INC.

ATTN: CORPORATE SECRETARY 1020 HULL STREET

BALTIMORE, MD 21230

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42293-P20336-Z57151

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

UNDER ARMOUR, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) Kevin A. Plank 05) A.B. Krongard 02) Byron K. Adams, Jr. 06) William R. McDermott 03) Douglas E. Coltharp 07) Harvey L. Sanders 04) Anthony W. Deering 08) Thomas J. Sippel

For Withhold Except For All All All

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:

2. To approve, by non-binding vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.

For Against Abstain

3. To approve an amendment to our Amended and Restated 2005 Omnibus Long-Term Incentive Plan related to performance based equity awards.

4. Ratification of Appointment of Independent Registered Public Accounting Firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M42294-P20336-Z57151

UNDER ARMOUR, INC. Annual Meeting of Stockholders May 1, 2012 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 1, 2012 and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2, 3 and 4.

Continued and to be signed on reverse side